Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Aaron Palash	Caroline Felix
(212) 355-4449 ext. 8603	(212) 355-4449 ext. 8980
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FOURTH QUARTER AND FISCAL YEAR 2025 FINANCIAL RESULTS

Net Sales Increased 9.5% and Gross Profit Increased 24.1%

in Fiscal 2025 Compared to Prior Year

Roanoke, Va., December 18, 2025 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its fourth quarter and fiscal year 2025 ended October

31, 2025, reporting substantial year-over-year growth in net sales and gross profit for fiscal year 2025. OCC achieved net sales increases during every quarter of fiscal year 2025 when compared to the same periods in fiscal 2024.

Fiscal Year 2025 Financial Results

Consolidated net sales for fiscal year 2025 increased 9.5% to $73.0 million, compared to net sales of $66.7 million for fiscal year 2024. Sales in both the Company’s enterprise and specialty markets increased in fiscal year 2025, compared to the prior year.

Net sales to customers in the United States increased 10.4% and net sales to customers outside of the United States increased 6.5% in fiscal year 2025, compared to fiscal year 2024.

Optical Cable Corp. – Fourth Quarter 2025 Earnings Release

OCC reported an increase in gross profit of 24.1% to $22.6 million in fiscal year 2025, compared to gross profit of $18.2 million in fiscal year 2024. Gross profit margin, or gross profit as a percentage of net sales, increased to 30.9% during fiscal year 2025, compared to 27.3% for fiscal year 2024.

SG&A expenses totaled $23.0 million in fiscal year 2025, compared to $21.5 million for fiscal year 2024, primarily resulting from increases in employee and contracted sales personnel-related costs and shipping costs.

OCC recorded a net loss of $1.5 million, or $0.18 per basic and diluted share, for fiscal year 2025, significantly improved from the net loss of $4.2 million, or $0.54 per basic and diluted share, for fiscal year 2024.

Fourth Quarter 2025 Financial Results

Consolidated net sales for the fourth quarter of fiscal year 2025 increased 1.8% to $19.8 million, compared to $19.5 million for the same period in the prior year. OCC experienced an increase in net sales in both its enterprise and specialty markets during the fourth quarter of fiscal year 2025, compared to the fourth quarter of fiscal year 2024.

Gross profit decreased slightly to $6.3 million in the fourth quarter of fiscal year 2025, compared to $6.5 million for the same period in fiscal year 2024. Gross profit margin decreased to 31.9% in the fourth quarter of fiscal year 2025, compared to 33.5% in the fourth quarter of fiscal year 2024.

During the fourth quarter of fiscal year 2025, there was no significant change in gross profit when compared to the third quarter of fiscal 2025. Gross profit margin sequentially increased slightly to 31.9% in the fourth quarter of fiscal year 2025, compared to 31.7% in the third quarter of fiscal 2025.

SG&A expenses increased to $6.0 million in the fourth quarter of fiscal year 2025, compared to $5.9 million for the fourth quarter of fiscal year 2024, primarily due to increases in employee and contracted sales personnel-related costs.

For the fourth quarter of fiscal year 2025, OCC recorded net income of $49,000, or $0.01 per basic and diluted share, compared to net income of $373,000, or $0.05 per basic and diluted share, for the fourth quarter of fiscal year 2024.

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “Fiscal year 2025 was a solid year for OCC, in which we delivered substantial growth in net sales and greater growth in gross profit as a result of our strong operating leverage. Over the course of fiscal 2025, we successfully executed on our growth strategies and benefited from strong positioning in our target markets, as the macro-weakness in our industry during the second half of fiscal 2023 and most of fiscal 2024 subsided.”

“As previously announced, in July 2025, OCC entered into a strategic collaboration with Lightera, LLC that expands our product solutions offerings and our growth opportunities. We continued to operate efficiently and benefit from our strong operating leverage,” Mr. Wilkin added.

Optical Cable Corp. – Fourth Quarter 2025 Earnings Release

“I am grateful to our incredible team, whose meaningful contributions and dedication to the Company have positioned OCC for continued growth in fiscal year 2026 and beyond. We are optimistic about opportunities ahead and excited to build on our momentum to create value for our shareholders, customers, and other stakeholders,” Mr. Wilkin said.

Conference Call Information

As previously announced, OCC will host a conference call today, December 18, 2025, at 11:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (833) 316-1983 in the U.S. or (785) 838-9310 internationally, Conference ID: OCCQ425. For interested individuals unable to join the call, a replay will be available through Thursday, December 25, 2025, by dialing (800) 934-2127 or (402) 220-1139. The call will also be broadcast live over the internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market and various harsh environment and specialty markets (collectively, the non-carrier markets) and also the wireless carrier market, offering integrated suites of high-quality products which operate as a system solution or seamlessly integrate with other components.

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And OCC’s product solutions offerings cover a broad range of applications—from commercial, enterprise network, data center, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2015 registered and its Dallas facility is also MIL-STD-790G certified.

Optical Cable Corporation™, OCC®, Procyon®, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

Optical Cable Corp. – Fourth Quarter 2025 Earnings Release

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Fourth Quarter 2025 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended		Year Ended
	October 31,		October 31,
	2025	2024	2025	2024

Net sales	$19,829	$19,485	$73,038	$66,674
Cost of goods sold	13,511	12,953	50,439	48,469

Gross profit	6,318	6,532	22,599	18,205

SG&A expenses	6,029	5,850	22,969	21,501
Royalty expense, net	6	6	26	26
Amortization of intangible assets	14	14	54	54

Income (loss) from operations	269	662	(450)	(3,376)

Interest expense, net	(233)	(286)	(1,005)	(1,166)
Gain on insurance proceeds, net	—	(5)	—	304
Other, net	12	2	31	49
Other expense, net	(221)	(289)	(974)	(813)

Income (loss) before income taxes	48	373	(1,424)	(4,189)

Income tax expense (benefit)	(1)	—	31	21

Net income (loss)	$49	$373	$(1,455)	$(4,210)

Net income (loss) per share:
Basic and diluted	$0.01	$0.05	$(0.18)	$(0.54)

Weighted average shares outstanding:
Basic and diluted	8,870	7,762	8,046	7,749

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Optical Cable Corp. – Fourth Quarter 2025 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	October 31,	October 31,
	2025	2024
Cash	$238	$244
Trade accounts receivable, net	10,281	10,946
Inventories	19,802	18,725
Other current assets	435	685
Total current assets	30,756	30,600
Non-current assets	9,304	9,758
Total assets	$40,060	$40,358

Current liabilities	$16,853	$15,144
Non-current liabilities	1,633	4,372
Total liabilities	18,486	19,516
Redeemable restricted common stock	5,067	⸺
Total shareholders’ equity	16,507	20,842
Total liabilities, redeemable common stock and shareholders’ equity	$40,060	$40,358

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